UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  April 26, 2006

ZUMIEZ INC.

(Exact Name of Registrant as Specified in Its Charter)

Washington

(State or Other Jurisdiction of Incorporation)

000-51300	91-1040022
(Commission File Number)	(IRS Employer Identification No.)

6300 Merrill Creek Parkway, Suite B, Everett, Washington	98203
(Address of Principal Executive Offices)	(Zip Code)

(425) 551-1500

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On April 26, 2006, James M. Weber was appointed to the Board of Directors of Zumiez Inc. (the “Company”). Mr. Weber will serve as a Class I director, until the Company’s upcoming 2006 annual meeting of shareholders, at which Mr. Weber will be standing for re-election for a term to expire at the Company’s 2009 annual meeting of shareholders. The Board has determined that Mr. Weber is an independent director within the rules of the Nasdaq Stock Market. Mr. Weber will serve on the Company’s Compensation Committee and the Company’s Audit Committee.

Mr. Weber, age 46, is the President and CEO of Brooks Sports, a leading running shoe and apparel company, where he has been employed since 2001. Mr. Weber’s experience also includes positions as Managing Director of U.S. Bancorp Piper Jaffray Seattle Investment Banking practice, Chairman and CEO of Sims Sports, President of O’Brien International, Vice President of The Coleman Company and various roles with the Pillsbury Company. Mr. Weber earned an M.B.A., with distinction, from the Tuck School at Dartmouth College and is a graduate of the University of Minnesota. Presently, Mr. Weber is a director at the Seattle Sports Commission and has formerly served as a director for Nautilus Inc.

There are no arrangements or understandings between Mr. Weber and any other persons pursuant to which Mr. Weber was selected as a director. There are no transactions, or proposed transactions, during the last two years with the Company to which Mr. Weber was or is to be a party, in which Mr. Weber, or any member of his immediate family, has a direct or indirect material interest.

Effective as of April 26, 2006, Steven W. Moore has resigned from the Board of Directors of the Company. His decision to resign is not the result of any disagreement with the Company or its management, but was necessary to increase the proportion of independent directors serving on the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZUMIEZ INC.
(Registrant)

Date: April 28, 2006	By:	/s/ Richard M. Brooks
Richard M. Brooks
President and Chief Executive Officer